Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
Ralph E. Davis Associates, Inc. hereby consents to the reference to our firm and to its having prepared a report of DOMINION RESOURCES BLACK WARRIOR TRUST (the “Company”), and an estimate of the proved gas reserves for the fiscal year ended December 31, 2009. We hereby further consent to the use of the report dated March 16, 2010 appearing in the Company’s Form 10-K for the year ended December 31, 2009 and in all current and future registration statements of the Company that incorporate by reference such Form 10-K.

RALPH E. DAVIS ASSOCIATES, INC.
By:	/s/ Allen C. Barron
	Name:	Allen C. Barron
	Title:	President

March 16, 2010
Consultants to the Oil and Natural Gas Industries Since the 1920’s